Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Signing of a

Definitive Agreement to Acquire Physiotherapy Associates Holdings, Inc.

MECHANICSBURG, PENNSYLVANIA — January 25, 2016 — Select Medical Holdings Corporation (NYSE: SEM) today announced that its wholly-owned subsidiary, Select Medical Corporation (“Select”), has entered into a Merger Agreement to acquire Physiotherapy Associates Holdings, Inc. for $400.0 million in cash, subject to certain adjustments in accordance with the terms set forth in the Merger Agreement.  The transaction, which is expected to close in the first or second quarter of 2016, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Houlihan Lokey acted as financial advisor to Physiotherapy.

Physiotherapy is a national provider of outpatient physical rehabilitation care offering a wide range of services, including general orthopedics, spinal care and neurological rehabilitation, as well as orthotics and prosthetics services. Physiotherapy operates more than 500 medical facilities nationwide. Information about Physiotherapy is available at http://myphysio.com/.

Select is one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  On June 1, 2015, a joint venture created by Select and WCAS consummated the acquisition of Concentra, which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States. As of September 30, 2015, Select operated 110 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states, and 1,033 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select’s contract therapy business provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools, and work sites.  Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  Select had operations in 46 states and the District of Columbia. Information about Select is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                  our plans and expectations related to the Concentra acquisition, including expectations regarding the expected capital expenditures related to the acquisition, and our ability to realize anticipated synergies;

•                     private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our quarterly report on Form 10-Q and in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Corporation